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                                                   August 5, 2001


Harris Interactive Inc.
135 Corporate Woods
Rochester, New York 14623
Attention: Gordon S. Black, Chief Executive Officer

Total Research Corporation
The Executive Corporate Center
5 Independence Way
Princeton, NJ  08540
Attention:  Howard Shecter, Executive Committee

         Re:  Angrisani Employment Agreement


Dear Messrs. Black and Shecter:

         This letter will confirm my understanding regarding the terms of my Amended and Restated Employment Agreement ("TRC Employment Agreement") that will become effective as of the "Commencement Date", as defined in the Merger Agreement dated August 5, 2001 by and among Total Research Corporation ("TRC"), Total Merger Sub, Inc., and Harris Interactive Inc. ("Harris"), if the Commencment Date occurs. If the Commencement Date does not occur under such Merger Agreement, the terms of this letter will be void and of no further force and effect, and the TRC Employment Agreement will continue unchanged by this letter.

         1. On the Commencment Date and in consideration of a new employment agreement becoming effective between Harris and me, the TRC Employment Agreement will be terminated. Upon such termination, except as provided below in this letter and except for obligations accrued prior to such termination under Sections 3.1, 3.3, 3.4, 3.6, and 5.2 of the TRC Employment Agreement, neither TRC nor myself shall have any further obligation or liability under or with respect to the Employment Agreement.

         2. The fiscal year 2001 performance bonus will be $175,000 under
Section 3.2 of the TRC Employment Agreement and will be paid on the scheduled due date of September 30, 2001.

         3. The $300,000 in loans granted under Section 3.8(a) of the TRC Employment Agreement will be cancelled and forgiven on the Commencement Date.

         4. The $500,000 loan originally granted under Section 3.8(b) of the TRC Employment Agreement will be continued by Harris (or if arranged by Harris by TRC). The loan will bear interest at the minimum applicable rate for IRS purposes and will be



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due and payable in full on June 30, 2002. Restricted shares of Harris stock equal to 125% of the face amount of the loan will be substituted for shares of TRC held as collateral for the loan.

         5. Section 3.9 of the existing TRC Employment Agreement will remain in effect and survive termination.

         6. The $1 million Severance Payment described in Section 4.4 of the TRC Employment Agreement will be waived.

         7. The $1 million payment described in Section 4.5(a) of the TRC Employment Agreement, and the first $250,000 payment described in Section 4.5(b) of the Employment Agreement, will be waived. In lieu of the second $250,000 payment due under some circumstances one year after a Change of Control as described in Section 4.5(b) of the TRC Employment Agreement, in consideration of the Change of Control described in Section 4.5(b) Harris will pay, or will cause TRC to pay, $250,000 to me on December 31, 2002 without regard to whether I continue to be employed or not by Harris and/or TRC.



         Please sign below indicating your agreement with my understanding. I look forward to an exciting partnership between our companies.




                                                     /s/ Albert Angrisani
                                                 -------------------------------
                                                       Albert Angrisani



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Agreed as of August 5, 2001:



Harris Interactive Inc.





By:     /s/ Gordon S. Black
        ---------------------------------

Title:  Chairman & CEO
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Total Research Corporation





By:     /s/ Howard L. Shecter
        ---------------------------------

Title:  Vice-Chairman
        ---------------------------------